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                                                                    Exhibit 99.1

                                  NEWS RELEASE

[J&L LOGO}

J&L Specialty Steel, Inc.
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P.O. Box 3373
One PPG Place
Pittsburgh, PA 15230-3373


                                             Media Contact:
                                             Jim Leonard
                                             (412) 338-1736

                                             Investor Contact:
                                             J. Scott Keller
                                             (412) 338-1708



FOR IMMEDIATE RELEASE

USINOR COMPLETES TENDER OFFER FOR J&L SPECIALTY STEEL, INC.

          Paris, France and Pittsburgh, Pa., December 11, 1998 -- Usinor and J&L Specialty Steel, Inc. (NYSE:JL) announced today that Usinor had completed its tender offer for all outstanding shares of J&L.

          The tender offer expired as scheduled at 12:00 midnight, New York City time, on Thursday, December 10, 1998. Based on a preliminary count, 17,182,323 shares of J&L common stock were tendered (of which 139,590 had been tendered pursuant to notices of guaranteed delivery) and accepted for payment, representing approximately 95.3% of the issued and outstanding shares held by persons other than Usinor and its subsidiaries. Usinor currently owns 20,730,000 shares, representing approximately 53.5% of the issued and outstanding shares. As a result of Usinor's acquisition of shares in the tender offer, Usinor will own approximately 97.8% of the issued and outstanding shares of J&L. It is expected that payment for the shares validly tendered will be made during the week of December 14, 1998.

          Usinor intends to cause the merger of a wholly owned subsidiary of Usinor with and into J&L as promptly as practicable. Under applicable law, the proposed merger is not subject to the approval of the shareholders of J&L. Pursuant to the merger, shares of J&L that were not tendered into the offer will be canceled and converted automatically into the right to receive $6.375 per share in cash, subject to dissenters rights. Following the merger, J&L will become a wholly owned subsidiary of Usinor.

          J&L Specialty Steel, Inc. is a leading manufacturer of flat rolled stainless steel products. The company is headquartered in Pittsburgh, Pennsylvania, with plants located in Midland, Pennsylvania, Louisville, Ohio and Detroit, Michigan. J&L's website can be found at www.jlspecialty.com.

          Usinor is a world-leading producer of steel. Its principal activities are divided into flat carbon steels, stainless steel and alloys, and specialty steels.